    Press Release

UGI Reports Record Second Quarter Results and Increases Fiscal 2021 Guidance
May 5, 2021

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended March 31, 2021.
HEADLINES

•Q2 GAAP diluted earnings per share ("EPS") of $2.33 and adjusted diluted EPS of $1.99 compared to GAAP diluted EPS of $1.07 and adjusted diluted EPS of $1.56 in the prior-year period.
•Year-to-date GAAP diluted EPS of $3.77 and adjusted diluted EPS of $3.17 compared to GAAP diluted EPS of $2.08 and adjusted diluted EPS of $2.73 in the prior-year period.
•Q2 reportable segments earnings before interest expense and income taxes1 ("EBIT") of $630 million compared to $527 million in the prior-year period.
•Strong results across the entire business, with each business unit delivering increased EBIT vs. prior year. These improvements were driven by colder than prior-year weather in all of UGI's service territories, higher average LPG unit margin due to strong margin management, effective operating expense management and the increase in base rates at UGI Utilities that went into effect on January 1, 2021.
•Year-to-date cash flow from operating activities grew by 15% compared to the prior-year period, demonstrating continued cash flow stability and growth.
•On April 12, 2021, UGI announced that John L. Walsh, President and CEO, will retire on June 25, 2021, to be succeeded by Roger Perreault, current EVP, Global LPG.
•On May 5, 2021, UGI's Board of Directors approved an increase to its quarterly dividend to $0.345 per share marking the 34th consecutive year of annual dividend increases.
•Increased Fiscal 2021 adjusted EPS guidance to a range of $2.90 - $3.002 per share due to strong year-to-date performance, inclusive of the anticipated negative impact of the COVID-19 pandemic and positive tax benefits.
ESG HIGHLIGHTS

•On January 29, 2021, UGI created a new employee resource group, Black Organization & Leadership Development (BOLD), as a part of its continued commitment to fostering a diverse and inclusive company.
•On April 6, 2021, UGI announced that UGI Utilities and Energy Services had joined the Natural Gas Supply Collaborative (NGSC) to further enhance and expand UGI's ESG initiatives aimed at lowering methane and greenhouse gas emissions, enhancing system integrity and improving safety.
•On April 19, 2021, UGI hired a VP, Talent Management and Diversity & Inclusion to support the advancement of Belonging, Inclusion, Diversity & Equity (BIDE).
•On May 4, 2021, UGI announced that Energy Services entered into definitive agreements to develop dairy farm digester projects to produce renewable natural gas in upstate New York, through its investment in Cayuga RNG.

"UGI delivered record second quarter results with GAAP diluted EPS of $2.33 and adjusted diluted EPS of $1.99," said John L. Walsh, President and Chief Executive Officer of UGI Corporation. "The strong performance clearly demonstrates the depth of our diversified set of businesses. While we benefited from weather that was colder than the prior year, weather was still warmer than normal, which only further highlights the strength of our performance. This strong operating performance was fueled by higher margins across our businesses, new base rates in our Gas Utility that went into effect on January 1st, and continued contributions from our growth drivers and recent investments. These factors more than offset the headwinds from the COVID-19 pandemic. We benefited greatly from the strength of our strategic assets and diversified portfolio, disciplined capital allocation strategy and robust execution capabilities. As a result of the strong performance in the first half of the fiscal year, we have increased our fiscal 2021 guidance to a range of $2.90 - $3.002 per share.

“During the quarter, our businesses continued to make progress on crucial initiatives. AmeriGas and UGI International remain on pace to deliver total ongoing annual benefits of more than $140 million and €30 million, respectively, by the end of fiscal year 2022. The Midstream and Marketing team, through a joint venture, completed the acquisition of Pine Run Midstream, which operates 43-miles of dry gas gathering pipeline and compression assets. This transaction was immediately accretive to earnings and further strengthened our foundation, which enables us to provide low-cost, environmentally responsible energy to customers. We also made significant progress in developing an exciting range of renewable solutions opportunities, with particular emphasis on renewable natural gas, bioLPG and renewable DME. These projects have strong return profiles, with attractive unlevered IRRs. Earlier this week, we announced that UGI Energy Services entered into definitive agreements to produce renewable natural gas in upstate New York, further leveraging our GHI platform.

"We remain on track to close on the Mountaineer transaction in the second half of the calendar year. As previously announced, this transaction will be financed through a combination of equity-linked securities, existing liquidity and debt. This week, we received firm commitments associated with the debt financing portion of the transaction.

"At UGI, we continue to focus on disciplined execution of our strategy and delivering our long-term commitments of 6-10% EPS growth and 4% dividend growth. We are excited about the opportunities for growth that exist and are committed to creating value for our customer, shareholders and employees."

KEY DRIVERS OF SECOND QUARTER RESULTS
•AmeriGas: Retail volume increased 5% on weather that was 8.4% colder than the prior-year period, National Accounts volume increased 15%; higher average LPG unit margins due to effective margin management
•UGI International: Retail volume increased 5% on weather that was 11.8% colder than the prior-year period; higher average LPG unit margins due to effective margin management
•Midstream & Marketing: Higher EBIT from natural gas, peaking and capacity management primarily attributable to weather that was 11.7% colder than the prior-year period; continued build out of the Texas Creek gathering assets
•UGI Utilities: Core market volumes increased 15% primarily due to weather that was 13.3% colder than the prior-year period; higher total margin largely driven by the increase in base rates and higher margin from large firm customers

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss the quarterly earnings and other current activities at 9:00 AM ET on Thursday, May 6, 2021. Interested parties may listen to the audio webcast both live and in replay on the Internet at https://www.ugicorp.com/investors/financial-reports/presentations or by visiting the company website https://www.ugicorp.com and clicking on Investors and then Presentations. A telephonic replay will be available from 12:00 PM ET on May 6 through 11:59 PM ET May 13. The replay may be accessed toll free at 855-859-2056 and internationally at +1 404-537-3406, conference ID 2876774.

CONTACT INVESTOR RELATIONS
610-337-1000
Tameka Morris, ext. 6297
Arnab Mukherjee, ext. 1004
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI
International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in
Pennsylvania, and engages in energy marketing, including renewable natural gas, in twelve states and the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted diluted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments earnings before interest expense and income taxes represents an aggregate of our operating segment level EBIT as determined in accordance with GAAP.

2 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile fiscal year 2021 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS

This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions (including increasingly uncertain weather patterns due to climate change) and the seasonal nature of our business; cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil as well as the availability of LPG cylinders; increased customer conservation measures; the impact of pending and future legal or regulatory proceedings, inquiries or investigations, liability for uninsured claims and for claims in excess of insurance coverage; domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and the withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the euro); the timing of development of Marcellus and Utica Shale gas production; the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business; our ability to successfully integrate acquired businesses and achieve anticipated synergies; the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack; the inability to complete pending or future energy infrastructure projects; our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives including the impact of customer disruptions resulting in potential customer loss due to the transformation activities; uncertainties related to the global pandemics, including the duration and/or impact of the COVID-19 pandemic; and the extent to which we are able to utilize certain tax benefits currently available under the CARES Act and similar tax legislation and whether such benefits will remain available in the future.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the fiscal quarter ended March 31,	2021	2020	Increase (Decrease)
Revenues	$940	$802	$138	17%
Total margin (a)	$509	$477	$32	7%
Operating and administrative expenses	$233	$231	$2	1%
Operating income/earnings before interest expense and income taxes	$239	$206	$33	16%
Retail gallons sold (millions)	356	340	16	5%
Heating degree days - % (warmer) than normal (b)	(2.2)%	(10.7)%
Capital expenditures	$30	$35	$(5)	(14)%
•Retail gallons sold increased 5% largely due to weather that was 8.4% colder than the prior-year period, higher Cylinder Exchange and National Account volumes, partially offset by structural conservation and other residual volume loss, and the impact of COVID-19 on commercial and motor fuel volumes.
•Total margin increased $32 million primarily attributable to higher retail propane volumes ($20 million) and higher average retail unit margins ($15 million), partially offset by lower non-propane margin attributable to fees and services ($3 million) compared to the prior-year period.
•Operating and administrative expenses increased $2 million largely due to higher incentive compensation, higher advertising costs and higher telecommunications expenses, partially offset by lower general insurance costs.
•Operating income and earnings before interest expense and income taxes each increased $33 million reflecting the higher total margin, slightly offset by the higher operating and administrative expenses.

UGI International

For the fiscal quarter ended March 31,	2021	2020	Increase (Decrease)
Revenues	$834	$704	$130	18%
Total margin (a)	$343	$295	$48	16%
Operating and administrative expenses (a)	$164	$147	$17	12%
Operating income	$147	$117	$30	26%
Earnings before interest expense and income taxes	$149	$126	$23	18%
LPG retail gallons sold (millions)	242	230	12	5%
Heating degree days - % (warmer) than normal (b)	(3.4)%	(14.7)%
Capital expenditures	$18	$22	$(4)	(18)%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2021 and 2020 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.21 and $1.10, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.38 and $1.28, respectively.

•Retail volume increased 5% largely due to weather that was 11.8% colder than the prior-year period and increased cylinder volume, partially offset by lower wholesale volumes from one-off spot transactions in the prior-year period and the continued impact of the COVID-19 pandemic.
•Total margin increased $48 million compared to the prior-year period reflecting increases in bulk and cylinder volumes, higher average LPG unit margins attributable to margin management efforts, and the translation effects of the stronger euro.
•The increase in operating and administrative expenses largely reflects the translation effects of the stronger euro.
•Operating income increased $30 million compared to the prior-year period reflecting the translation effects of the stronger euro of $13 million.
•Earnings before interest expense and income taxes increased $23 million compared to the prior-year period due to the higher operating income, partially offset by lower pre-tax realized gains on foreign currency exchange contracts ($7 million).

Midstream & Marketing

For the fiscal quarter ended March 31,	2021	2020	Increase (Decrease)
Revenues	$484	$422	$62	15%
Total margin (a)	$141	$123	$18	15%
Operating and administrative expenses	$28	$34	$(6)	(18)%
Operating income	$90	$71	$19	27%
Earnings before interest expense and income taxes	$100	$79	$21	27%
Heating degree days - % (warmer) than normal (b)	(5.8)%	(15.7)%
Capital expenditures	$12	$23	$(11)	(48)%

•Temperatures were 5.8% warmer than normal but 11.7% colder than the prior-year period.
•Total margin increased $18 million primarily reflecting increased margins from natural gas marketing activities ($10 million), renewable energy marketing activities ($6 million), capacity management ($6 million), and natural gas gathering activities ($4 million) compared to the prior-year period. The effect of these increases was partially offset by the absence of margins attributable to HVAC and Conemaugh ($7 million) that were divested in Fiscal 2020.
•Operating and administrative expenses decreased $6 million largely due to lower expenses attributable to the divested assets, partially offset by higher expenses for new assets placed into service and acquisitions.
•Operating income increased due to higher total margin and lower operating and administrative expenses, partially offset by an adjustment to the contingent consideration related to the GHI acquisition ($4 million).
•Earnings before interest expense and income taxes increased $21 million compared to the prior-year period due to the higher operating income and equity earnings from the investment in Pine Run Midstream.

UGI Utilities

For the fiscal quarter ended March 31,	2021	2020	Increase (Decrease)
Revenues	$442	$393	$49	12%
Total margin (a)	$238	$207	$31	15%
Operating and administrative expenses	$67	$66	$1	2%
Operating income	$142	$116	$26	22%
Earnings before interest expense and income taxes	$142	$116	$26	22%
Gas Utility system throughput - billions of cubic feet
Core market	38	33	5	15%
Total	100	98	2	2%
Gas Utility heating degree days - % (warmer) than normal (b)	(8.1)%	(18.9)%
Capital expenditures	$64	$78	$(14)	(18)%

•Gas Utility service territory experienced temperatures that was 13.3% colder than the prior-year period.
•Core market volumes increased due to the colder weather, customer growth, and higher average use per customer, partially offset by volume reductions attributable to COVID-19.
•Total Gas Utility distribution throughput increased 2 bcf reflecting higher core market and large firm delivery service volumes, partially offset by lower interruptible delivery service volumes.
•Total margin increased $31 million primarily due to higher total margin from Gas Utility customers ($30 million), largely driven by the increase in volumes and gas base rates which became effective January 1, 2021.
•Operating income increased reflecting the higher total margin, partially offset by higher depreciation expense ($3 million) and slightly higher operating and administrative expenses. The increased depreciation expense is attributable to continued distribution system and IT capital expenditure activity.

(a)Total margin represents total revenue less total cost of sales. In the case of UGI Utilities, total margin is reduced by revenue-related tax expenses. In the case of UGI International, total margin represents revenues less cost of sales and, in the 2020 three-month period, LPG cylinder filling costs of $7 million. For financial statement purposes, LPG cylinder filling costs in the 2020 three-month period are included in "Operating and administrative expenses" on the Condensed Consolidated Statements of Income (but excluded from operating and administrative expenses presented above). For financial statement purposes, LPG cylinder filling costs in the 2021 three-month period are included in "Cost of Sales".
(b)Beginning in Fiscal 2021, deviation from average heating degree days is determined on a rolling 10-year period utilizing volume-weighted weather data. Prior-period amounts have been restated to conform to the current-period presentation.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020	2021	2020
Revenues:
AmeriGas Propane	$940	$802	$1,606	$1,532	$2,455	$2,422
UGI International	834	704	1,534	1,355	2,306	2,233
Midstream & Marketing	484	422	825	795	1,277	1,309
UGI Utilities	442	393	742	722	1,050	1,019
Corporate & Other (a)	(119)	(92)	(194)	(168)	(252)	(233)
Total revenues	$2,581	$2,229	$4,513	$4,236	$6,836	$6,750
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$239	$206	$380	$371	$382	$361
UGI International	149	126	285	226	318	271
Midstream & Marketing	100	79	159	141	186	160
UGI Utilities	142	116	220	208	241	236
Total reportable segments	630	527	1,044	946	1,127	1,028
Corporate & Other (a)	69	(145)	145	(192)	297	(335)
Total earnings before interest expense and income taxes	699	382	1,189	754	1,424	693
Interest expense:
AmeriGas Propane	(40)	(41)	(80)	(83)	(161)	(165)
UGI International	(6)	(8)	(13)	(15)	(29)	(29)
Midstream & Marketing	(11)	(11)	(21)	(23)	(40)	(31)
UGI Utilities	(14)	(13)	(28)	(27)	(55)	(53)
Corporate & Other, net (a)	(7)	(10)	(14)	(19)	(26)	(26)
Total interest expense	(78)	(83)	(156)	(167)	(311)	(304)
Income before income taxes	621	299	1,033	587	1,113	389
Income tax expense (c)	(132)	(73)	(241)	(149)	(227)	(128)
Net income including noncontrolling interests	489	226	792	438	886	261
Deduct net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	—	—	—	—	—	123
Net income attributable to UGI Corporation	$489	$226	$792	$438	$886	$384
Earnings per share attributable to UGI shareholders:
Basic	$2.34	$1.08	$3.79	$2.09	$4.24	$1.96
Diluted	$2.33	$1.07	$3.77	$2.08	$4.23	$1.94
Weighted Average common shares outstanding (thousands) (b):
Basic	208,930	208,941	208,849	209,151	208,750	195,716
Diluted	210,092	209,808	209,863	210,494	209,527	197,589
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$150	$122	$224	$213	$167	$203
UGI International	99	75	191	148	216	167
Midstream & Marketing	64	50	99	86	105	95
UGI Utilities	99	82	148	143	141	142
Total reportable segments	412	329	662	590	629	607
Corporate & Other (a)	77	(103)	130	(152)	257	(223)
Total net income attributable to UGI Corporation	$489	$226	$792	$438	$886	$384

(a)    Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b)    Earnings per share for the twelve months ended March 31, 2020 reflect 34.6 million incremental shares of UGI Common Stock issued in connection with UGI's buy-in of the outstanding common units of AmeriGas Partners, L.P. ("AmeriGas Merger").
(c)    Income tax expense for the three, six and twelve months ended March 31, 2021 includes a $23 million income tax benefit from adjustments due to a step-up in tax basis in Italy as a result of Italian tax legislation.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2021	2020	2021	2020	2021	2020
Adjusted net income attributable to UGI Corporation (millions):
Net income attributable to UGI Corporation	$489	$226	$792	$438	$886	$384
Net (gains) losses on commodity derivative instruments not associated with current-period transactions (net of tax of $22, $(41), $53, $(43), $131 and $(67), respectively)	(52)	89	(137)	99	(318)	154
Unrealized (gains) losses on foreign currency derivative instruments (net of tax of $4, $1, $(1), $(3), $(8) and $2, respectively)	(11)	(1)	4	10	20	(4)
Acquisition and integration expenses associated with the CMG Acquisition (net of tax of $0, $(1), $0, $(1), $0 and $(6), respectively)	—	—	—	1	—	12
Acquisition expenses associated with the pending Mountaineer Acquisition (net of tax of $0, $0, $(1), $0, $(1) and $0, respectively)	1	—	2	—	2	—
Business transformation expenses (net of tax of $(5), $(5), $(9), $(10), $(16) and $(15), respectively)	14	14	27	26	46	42
AmeriGas Merger expenses (net of tax of $0, $0, $0, $0, $0 and $0, respectively)	—	—	—	—	—	1
Loss on disposals of Conemaugh and HVAC (net of tax of $0, $0, $0, $0, $(15) and $0, respectively)	—	—	—	—	39	—
Impact of change in Italian tax law	(23)	—	(23)	—	(23)	—
Total adjustments (1) (2)	(71)	102	(127)	136	(234)	205
Adjusted net income attributable to UGI Corporation	$418	$328	$665	$574	$652	$589

Adjusted diluted earnings per share:
UGI Corporation earnings per share — diluted (3)	$2.33	$1.07	$3.77	$2.08	$4.23	$1.94
Net (gains) losses on commodity derivative instruments not associated with current-period transactions	(0.25)	0.43	(0.65)	0.47	(1.52)	0.78
Unrealized (gains) losses on foreign currency derivative instruments	(0.05)	(0.01)	0.02	0.05	0.10	(0.02)
Acquisition and integration expenses associated with the CMG Acquisition	—	—	—	0.01	—	0.06
Acquisition expenses associated with the pending Mountaineer Acquisition	—	—	0.01	—	0.01	—
Business transformation expenses	0.07	0.07	0.13	0.12	0.22	0.21
AmeriGas Merger expenses	—	—	—	—	—	0.01
Loss on disposals of Conemaugh and HVAC	—	—	—	—	0.18	—
Impact of change in Italian tax law	(0.11)	—	(0.11)	—	(0.11)	—
Total adjustments (1) (3)	(0.34)	0.49	(0.60)	0.65	(1.12)	1.04
Adjusted diluted earnings per share (3)	$1.99	$1.56	$3.17	$2.73	$3.11	$2.98

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation, including the impact of the tax benefits resulting from tax law changes during Fiscal 2020. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(3)Earnings per share for the twelve months ended March 31, 2020 reflect 34.6 million in incremental shares of UGI Common Stock issued in connection with the AmeriGas Merger.